Lake Shore Bancorp, Inc. 8-K

Lake Shore Bancorp Announces 4th Quarter and 2011 Results

2011 NET INCOME INCREASED 21% COMPARED WITH THE PRIOR YEAR

DUNKIRK, N.Y. — February 1, 2012 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced fourth quarter 2011 net income of $587,000, or $0.10 per diluted share, compared to net income of $895,000, or $0.16 per diluted share, for the fourth quarter of 2010. Fourth quarter 2011 net income reflected a $500,000 write-down, which represented the entire investment made by the mid-tier holding company (Lake Shore Bancorp, Inc.) in common stock of a small, local payment processing company.  Fourth quarter 2011 net income excluding the write-down, would have been $1.1 million, or $0.19 per diluted share, an increase of $192,000, or 21.5%, in comparison to 2010 fourth quarter net income.  Net income for 2011 was $3.7 million, or $0.65 per diluted share, an increase of 21.0% from $3.0 million, or $0.53 per diluted share for 2010.

2011 Year to Date Highlights

•	Record Company net income of $3.7 million, or $0.65 per diluted share
•	An 11.2% increase in net interest income compared with 2010
•	A 13 basis-point improvement in the net interest margin to 3.34%
•	A $1.7 million reduction in the provision for loan losses compared to 2010
•	Asset quality metrics remained significantly better than industry averages
•	A 16.7% increase in cash dividends declared, compared to the prior year
•	Expansion of the Board, with the appointment of two additional independent outside directors

 “Our Company’s performance remained very solid in the fourth quarter, as illustrated by our net interest income growth, improved net interest margin, increased interest earning assets, and effective operating expense management,” said Daniel P. Reininga, President and Chief Executive Officer. “We believe that our full year performance is indicative of an effective and appropriate approach to business in an economic climate which remains difficult for our industry. The substantive percentage increase in our cash dividend during 2011 reflects our Board’s commitment to returning value to our investors.”

Fourth quarter 2011 net interest income was $3.9 million, an increase of 11.8%, compared to $3.5 million for the fourth quarter of 2010. Fourth quarter 2011 interest income grew by 3.3%, compared with the same period in 2010, reflective of a $15.8 million increase in average loan balances. Interest expense for fourth quarter 2011 decreased by $240,000 or 15.2%, compared to the prior year quarter, reflecting a 24 basis-point decline in the average rate paid on interest bearing liabilities, in addition to a $2.0 million decline in average total balances of interest bearing liabilities.

-MORE-

Net interest income for 2011 increased $1.5 million, or 11.2%, to $15.1 million compared to the prior year. Total interest income was $20.8 million, an increase of $839,000, or 4.2%, compared to 2010, reflective of a $12.5 million increase in average loan balances. Total interest expense for 2011 was $5.6 million, a reduction of $680,000, or 10.8%, compared to 2010. Reduced 2011 interest expense resulted from a $10.0 million decline in the average balance of long-term debt along with a 69 basis-point decline in the average rate on borrowings, along with an increase in the ratio of non-interest bearing deposits to total deposits, compared with 2010.

Fourth quarter 2011 net interest margin was 3.39%, up 28 basis points compared to 3.11% for fourth quarter 2010, reflecting an $11.5 million increase in interest earning assets along with a 4 basis-point improvement in the average yield, as well as a $2.0 million decrease in average interest bearing liabilities combined with a 24 basis-point decline in the average rates paid.  The net interest margin for 2011 was 3.34%, a 13 basis-point improvement over the prior year due to a $28.6 million increase in average interest earning assets, partially offset by an 11 basis-point decline in the average yield, and a $20.7 million increase in average interest bearing liabilities, offset by a 27 basis-point decline in the average rates paid on these balances.

Non-interest income for the fourth quarter of 2011 decreased $682,000 or, 98.1%, compared to fourth quarter 2010. The variance was primarily a result of an other than temporary impairment (OTTI) write-down of $500,000 on Lake Shore Bancorp’s entire investment in common stock of a small, local payment processing company  which was recognized in fourth quarter 2011.  The remainder of the variance was due to a gain of $142,000 recorded in fourth quarter 2010 which represented the recovery of a previously recognized impairment loss on an available for sale security, and a $40,000 decline in non-interest income in fourth quarter 2011, primarily as a result of lower bank service charges and fees.

Full-year 2011 non-interest income declined by $1.8 million to $1.7 million, primarily related to the $1.1 million gain in sale of securities from the investment portfolio in 2010, and the $500,000 OTTI write-down occurring in fourth quarter 2011. Exclusive of these two items, non-interest income was down approximately $231,000, primarily as a result of lower service charges and fees. The lower service charges and fees reflect the 2010 implementation of federal regulations which required disclosure of overdraft fees and enabled customers to “opt out” of these types of fees.

Non-interest expense for fourth quarter 2011 was $2.7 million, a reduction of $140,000, or 4.9%, compared to fourth quarter 2010, reflecting lower FDIC insurance premiums, professional service fees and advertising expenses.  For 2011, non-interest expense was $11.3 million, a decrease of $226,000, compared to 2010.  The decrease in non-interest expense for the year resulted primarily from a $205,000 decrease in salary and benefit expenses and a $183,000 reduction in FDIC insurance premiums.

The Bank’s fourth quarter 2011 provision for loan losses was $120,000, a reduction of $20,000, or 14.3%, compared to the prior year quarter. The Bank’s 2011 provision for loan losses was $415,000, compared to $2.1 million in 2010, and represents a continuation of its generally stable asset metrics. The 2010 provision included $1.7 million which was primarily related to the charge-off of three commercial loans to a single commercial loan customer.

The Bank’s allowance for loan losses as a percent of total net loans on December 31, 2011, was 0.50%, an increase of 14 basis points from December 31, 2010. The Bank’s allowance for loan losses as a percent of non-performing loans increased to 48.82% at December 31, 2011, compared to 40.71% at December 31, 2010. Nonperforming loans as a percentage of total loans were 1.02% as of December 31, 2011, an increase of 13 basis points compared to the 2010 year end. The Bank’s ratio of nonperforming loans to total loans remains significantly below industry averages.

-MORE-

Lake Shore Bancorp Board Appoints Two New Directors

On December 21, 2011, the Board appointed Kevin M. Sanvidge and Susan C. Ballard to the Company’s Board of Directors effective January 1, 2012. In addition, the Boards of Directors of Lake Shore, MHC (the Company’s majority shareholder) and Lake Shore Savings Bank also appointed Mr. Sanvidge and Ms. Ballard to their respective Boards.

Mr. Sanvidge was formerly Executive Vice President of Administration and Supply Chain at Cliffstar Corporation, a private label juice and beverage manufacturer, where he was responsible for Supply Chain, Information Service, Customer Service, Logistics, Human Resources, Quality Assurance and Grower Relations.  He is a member of the Board of Directors of ECR International and serves as the Chairman of its Compensation Committee. Mr. Sanvidge holds a Bachelors of Arts degree in Economics and Political Science from Concordia University and has completed the Executive Management Seminar at Rensselaer Polytechnic Institute.

Ms. Ballard is currently Vice President and Chief Operating Officer of Patrick Custom Homes, a residential construction and real estate development company in East Amherst, NY, where she directs residential sales, production and warranty servicing operations.  Ms. Ballard is currently President Elect of the Buffalo Niagara Builders Association, and has a Bachelors of Business Administration degree from the University of Notre Dame.

“Our Company will benefit from the strategic perspective provided by Ms. Ballard and Mr. Sanvidge who are experienced Western New York business executives,” Mr. Reininga said. “Ms. Ballard will provide Lake Shore with valuable knowledge and insight into real estate development, while Mr. Sanvidge’s Human Resource and Management Information Systems experience will be beneficial in our efforts to create efficiency in the implementation of our strategic plan.”

Dividend Declared

On January 25, 2012, the Company’s Board of Directors approved a $0.07 cash dividend on its common stock, payable on February 22, 2012, to shareholders of record as of February 8, 2012. Lake Shore, MHC, which holds 3,636,875 shares, or 61.2%, of the Company’s total outstanding stock, has elected to waive receipt of the dividend on its shares. Based on the Company’s closing stock price of $9.79 on January 26, 2012, the implied dividend yield for Lake Shore common stock is currently 2.9%.

Company Profile

Lake Shore Bancorp, Inc. (Nasdaq:LSBK) is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating ten full-service branch locations in Western New York.  Lake Shore had total assets of $489 million and total deposits of $380 million as of December 31, 2011. Headquartered in Dunkirk, New York, Lake Shore has full-service branch locations in Dunkirk, Fredonia, Jamestown, West Ellicott, Westfield, Orchard Park, East Amherst, Kenmore, Depew and Hamburg, offering a broad array of retail and commercial lending and deposit services.  The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

-MORE-

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

# # # # #

Lake Shore Bancorp, Inc.	Investor/Media Contact:
31 East Fourth Street	Rachel A. Foley
Dunkirk, New York 14048	Chief Financial Officer
(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.
Selected Financial Information

SELECTED FINANCIAL CONDITION DATA

	December 31, 2011	December 31, 2010
	(Unaudited)
	(Dollars In Thousands)

Total assets	$488,597	$479,047
Cash and cash equivalents	23,704	33,514
Securities available for sale	164,165	153,924
Loans receivable, net	275,068	263,031
Deposits	379,798	375,785
Short-term borrowings	6,910	5,000
Long-term debt	27,230	34,160
Stockholders’ equity	63,947	55,210

Statements of Income
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
	(Dollars in thousands, except per share amounts)		(Dollars in thousands, except per share amounts)

Interest Income	$5,202	$5,034	$20,765	$19,926
Interest Expense	1,336	1,576	5,636	6,316
Net Interest Income	3,866	3,458	15,129	13,610
Provision for Loan Loss	120	140	415	2,115
Net Interest Income after Provision for Loan Loss	3,746	3,318	14,714	11,495
Total non-interest income	13	695	1,666	3,454
Total non-interest expense	2,694	2,834	11,307	11,533
Income before income taxes	1,065	1,179	5,073	3,416
Income tax expense	478	284	1,393	373
Net Income	$587	$895	$3,680	$3,043
Basic and Diluted Earnings per Share*	$0.10	$0.16	$0.65	$0.53
Dividends declared per share	$0.07	$0.06	$0.28	$0.24

* The Company had no dilutive securities during the three and twelve month periods ended December 31, 2011 and 2010.

Lake Shore Bancorp, Inc.
Selected Financial Information

SELECTED FINANCIAL RATIOS:

	Three Months Ended
	December 31,
	2011	2010
	(Unaudited)

Return on average assets	0.48%	0.75%
Return on average equity	3.70%	6.21%
Average interest-earning assets to average interest-bearing liabilities	118.45%	114.86%
Interest rate spread	3.17%	2.89%
Net interest margin	3.39%	3.11%

	Twelve Months Ended
	December 31,
	2011	2010
	(Unaudited)

Return on average assets	0.76%	0.67%
Return on average equity	6.15%	5.32%
Average interest-earning assets to average interest-bearing liabilities	116.58%	115.39%
Interest rate spread	3.14%	2.98%
Net interest margin	3.34%	3.21%

	December 31,	December 31,
	2011	2010
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	1.02%	0.89%
Non-performing assets as a percent of total assets	0.64%	0.55%
Allowance for loan losses as a percent of total net loans	0.50%	0.36%
Allowance for loan losses as a percent of non-performing loans	48.82%	40.71%